UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2009

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MIDDLEBURG FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-24159 (Commission File Number)	54-1696103 (I.R.S. Employer Identification No.)

111 West Washington Street Middleburg, Virginia (Address of principal executive offices)	20117 (Zip Code)

Registrant’s telephone number, including area code: (703) 777-6327

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 30, 2009, as part of the Capital Purchase Program established by the U.S. Department of the Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008, Middleburg Financial Corporation (the “Company”) entered into a Letter Agreement and Securities Purchase Agreement—Standard Terms (collectively, the “Purchase Agreement”) with the Treasury, pursuant to which the Company sold (i) 22,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $2.50 per share, having a liquidation preference of $1,000 per share (the “Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 208,202 shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”), at an initial exercise price of $15.85 per share. As a result of the completion of the Company’s public stock offering in August 2009, the number of shares of Common Stock underlying the Warrant was reduced by one-half to 104,101.

On December 23, 2009, the Company redeemed all 22,000 shares of Preferred Stock pursuant to the Purchase Agreement for an aggregate redemption price of $22,116,111.11, which includes $22,000,000.00 in principal amount and $116,111.11 in accrued and unpaid dividends. Also pursuant to the Purchase Agreement, the Company may repurchase the Warrant now that it has fully redeemed its Preferred Stock. The Company has fifteen days from the date of redemption to notify the Treasury whether the Company will offer to repurchase the Warrant or allow the Treasury to liquidate the warrant in the open market. The price for the purchase of the Warrant is subject to negotiation and there can be no assurance that the Warrant will be repurchased.

Under the Purchase Agreement, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration shares of its Common Stock, was subject to restrictions, including dividend restrictions. As a result of the redemption of the Preferred Stock, these restrictions and limitations under the Purchase Agreement were terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDDLEBURG FINANCIAL CORPORATION
(Registrant)

Date: December 23, 2009	By:	/s/ Gary R. Shook
Gary R. Shook
President